Exhibit 99.2

March 9, 2015

Digital Turbine Completes Transformative Merger with Appia

-Fiscal 2016 Business Outlook Conference Call to be Held on March 19th-

AUSTIN, Texas, March 9, 2015 /PRNewswire/ -- Digital Turbine, Inc. (Nasdaq: APPS), the company empowering operators and Original Equipment Manufacturers (OEMs) around the globe with end-to-end mobile solutions, announced it has completed its previously announced stock-for-stock merger with Appia, Inc., the leading independent mobile user acquisition network. At closing, Appia shareholders received approximately 19 million shares of newly issued Digital Turbine stock, or approximately 33% of the combined company. In addition, Appia's founder and CEO Jud Bowman and Executive Chairman Craig Forman have been appointed to Digital Turbine's board of directors, resulting in eight members total.

"We are thrilled to close our transformative merger with Appia, creating a single, unique, mobile app and ad ecosystem across Android and iOS for Digital Turbine," stated Bill Stone, Digital Turbine's CEO. "This vertical integration adds immediate scale for accelerated advertising revenue growth and elevates Digital Turbine's competitive positioning. Our vision to create the largest independent ecosystem for app distribution is realized, enabling global reach of advertisers and direct control of ad tech capabilities, further enhancing our ability to execute. In addition, we expect significant revenue synergies and cost savings for the combined company. We look forward to sharing our 2016 business outlook with the investment community on March 19th."

"Since the announcement of the merger last November, we have already seen evidence of the synergies generated by the combination of Appia's unparalleled advertising network with Digital Turbine's end-to-end app install platform," stated Jud Bowman, founder and CEO of Appia. "I'm excited to join the Digital Turbine board, for the potential ahead and the improved monetization opportunity we are creating for our operator and OEM partners globally."

Fiscal 2016 Business Outlook Conference Call

Management will host a conference call on March 19, 2015 at 9:00 a.m. ET to discuss the combined company's fiscal 2016 business outlook. To participate, interested parties should dial 866-652-5200 in the United States or 412-317-6060 from international locations, conference ID 10062054. A webcast of the conference call will be available at ir.digitalturbine.com.

A playback of the call will be available until March 26, 2015 by dialing 877-344-7529 within the United States or 412-317-0088 from international locations, passcode 10062054.

About Digital Turbine, Inc.

Digital Turbine works at the convergence of media and mobile communications, delivering end-to-end products and solutions for mobile operators, device OEMs and other third parties to enable them to effectively monetize mobile content. The company's products include DT Ignite™, a mobile device management solution with targeted app distribution capabilities, DT IQ™, a customized user experience and app discovery tool, DT Marketplace™, an application and content store, and DT Pay™, a content management and mobile payment solution. Headquartered in Austin, Texas with global offices in Berlin, Singapore, Sydney and Tel Aviv, Digital Turbine's solutions are used by more than 31 million customers each month across more than 20 global operators. For additional information visit www.digitalturbine.com or connect with Digital Turbine on Twitter at @DigitalTurbine.

Appia is the leading independent mobile user acquisition network. Appia has delivered more than 100 million app installs for hundreds of advertisers, including 60 of the top 100 grossing apps on the App Store and Google Play. Appia provides the technology, infrastructure, and scale to provide higher lifetime value users for advertisers while driving positive return on ad spend. In addition, Appia partners with a diverse set of publishers including app developers, mobile websites, and carriers to maximize their advertising revenue. Appia has been recognized for its leadership in the mobile ad tech space by Inc 500|5000, AlwaysOn's OnMobile Top 100 Private Companies, The Wall Street Journal's Top 50 Venture Backed Companies, and The Stevie Award for Most Innovative Tech Company. Appia is backed by leading venture capital firms including Venrock, Trident Capital, DCM, and Eric Schmidt's TomorrowVentures. Currently Appia operates in multiple offices worldwide including San Francisco, Singapore, Durham, Cork, and Mexico City. More information is available at www.appia.com, @Appia, and Appia's Blog.

Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Statements in this news release that are not statements of historical fact and that concern future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events, including the anticipated closing of the merger. These forward-looking statements speak only as of the date made and involve known and unknown risks, uncertainties and other factors which may, should one or more of these risks uncertainties or other factors materialize, cause actual results to differ materially from those expressed or implied by such statements. These factors include the occurrence of any event; risks related to disruption of management's attention from the ongoing business operations due to integration of Appia's business operations; the effect of the merger on Digital Turbine's or Appia's relationships with their respective customers, lenders, operating results and businesses generally; the ability to expand the combined company's global reach, accelerate growth and create a scalable, low-capex business model that drives EBITDA; failure to realize anticipated operational efficiencies, revenue (including projected revenue) and cost synergies and resulting revenue growth, EBITDA and free cash flow conversion; inability to refinance the assumed Appia debt subsequent to the closing or to refinance the debt on favorable terms; unforeseen difficulties preventing rapid integration of Appia's app-install infrastructure into Digital Turbine's existing platform; the potential for unforeseen or underestimated cash requirements necessary to enable transaction synergies to be realized; the inherent and deal specific challenges in converting discussions with carriers into actual contractual relationships; product acceptance of a new product such as DT Ignite or DT IQ in a competitive marketplace; device sell through for any specific device or series of devices; the potential for unforeseen or underestimated cash requirements or liabilities; the impact of currency exchange rate fluctuations on our reported GAAP financial statements; the company's ability as a smaller company to manage international operations; its ability given the company's limited resources to identify and consummate acquisitions; varying and often unpredictable levels of orders; the challenges inherent in technology development necessary to maintain the company's competitive advantage such as adherence to release schedules and the costs and time required for finalization and gaining market acceptance of new products; changes in economic conditions and market demand; rapid and complex changes occurring in the mobile marketplace; pricing and other activities by competitors; and other risks including those described from time to time in Digital Turbine's filings on Forms 10-K and 10-Q with the Securities and Exchange Commission (SEC), press releases and other communications. You should not place undue reliance on these forward-looking statements. The company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For more information contact:

Carolyn Capaccio/Monica Chang

LHA

(212) 838-3777/(415) 433-3777

digitalturbine@lhai.com